                                                                     EXHIBIT 4.2


                          REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is dated as of February 18, 2000 by and among e-centives, Inc. (the "Company") and each holder of "Series C Preferred Stock" (as that term is defined below) listed on Schedule 1 attached hereto (each a "Series C Holder"; collectively, the "Series C Holders"). The Series C Holders, together with their respective successors and assigns, are sometimes hereinafter referred to collectively as the "Investors" and individually as an "Investor." The Investors and any other persons or entities (except the Company) becoming a party hereto or being bound by the provisions hereof are hereinafter sometimes referred to collectively as "Stockholders" or individually as a "Stockholder."

                                    RECITALS

     A. The Company and the Investors are parties to a Series C Convertible Preferred Stock Purchase Agreement dated as of February 18, 2000 (the "Purchase Agreement"). A condition precedent to the obligations of the Company and the Investors under the Purchase Agreement is the execution and delivery by the parties hereto of this Agreement;

     B. On the date hereof, each Investor is purchasing that number of shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), as is set forth opposite such Investor's name in Schedule 1 attached hereto; and

     C. The Company and the Investors wish to enter into this Agreement in order to provide the Investors with certain registration rights with respect to the Company's "Capital Stock" (as that term is defined below).

     NOW, THEREFORE, in consideration of these premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definitions.

     The following definitions shall be applicable to the terms set forth below as used in this Agreement:

          "Affiliate." The term "Affiliate" means, with respect to any Person, any other Person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

          "Board." The term "Board" shall mean the Board of Directors of the Company.

          "Capital Stock." The term "Capital Stock" means the capital stock of the Company, including, without limitation, the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.

          "Commission." The term "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the federal securities laws.

          "Common Stock." The term "Common Stock" shall mean the common stock of the Company, par value $.01 per share.

          "Company's Notice." The term "Company's Notice" shall have the meaning set forth in Section 2.3 hereof.

          "Conversion Shares." The term "Conversion Shares" shall mean any shares of Common Stock issued or issuable upon conversion of shares of a particular series of Preferred Stock.

          "Initiating Holders." The term "Initiating Holders" shall mean the holders of Registrable Stock initially requesting registration of Registrable Stock pursuant to Section 2.1(c) of this Agreement.

          "Long-Form Registration Statement." The term "Long-Form Registration Statement" shall mean a registration statement on Form S-1, Form S-2 or any similar form of registration statement adopted by the Commission from and after the date hereof.

          "Permitted Transferee." The term "Permitted Transferee" shall mean, with respect to any Investor, (i) any other Investor; (ii) any Affiliate of any Investor; (iii) any spouse, child and grandchild of an Investor, or a trust for the benefit of any one or more members of such person; or (iv) any shareholder or partner of any non-natural Investor upon a pro rata distribution by a partnership or limited liability company to its partners or members or otherwise upon the dissolution or liquidation of the non-natural Investor.

          "Person." The term "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Preferred Stock." The term "Preferred Stock" shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.

          "Qualified Initial Public Offering" or "QIPO." The term "Qualified Initial Public Offering" or "QIPO" shall mean a public offering of the Common Stock (other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a transaction under Rule 145 of the Securities Act, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Stock), resulting in aggregate net proceeds (after expenses and underwriting discounts) to the Company of not less than twenty million dollars ($20,000,000).

          "Register." The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

          "Registrable Stock." The term "Registrable Stock" shall mean, (i) any Conversion Shares from the Series C Preferred; (ii) any shares of Common Stock issued or issuable with respect to such Conversion Shares by reason of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Common Stock now held or hereafter acquired by an Investor that are not attributable to the Series C Preferred. A Person shall be deemed to be a holder of Registrable Stock when such Person has a right to acquire such Registrable Stock (whether by conversion or otherwise) regardless of whether such acquisition has actually been effected. Each share of Registrable Stock shall continue to be Registrable Stock in the hands of each subsequent holder thereof subject to the limitations set forth in Section 2.14 hereof; provided, however, that each share of Registrable Stock shall cease to be Registrable Stock when (x) transferred by an Investor to any Person who is not a Permitted Transferee, or if the transfer does not comply with the terms of Section 2.12 of this Agreement, (y) a registration statement covering all Registrable Stock has been declared effective under the Securities Act by the SEC and such Registrable Stock has been disposed of pursuant to such effective registration statement, or
(z) the entire amount of Registrable Stock proposed to be sold in a single sale may be distributed to the public without any limitation as to volume for such sale pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act.

          "Requesting Holders." The term "Requesting Holders" shall have the meaning set forth in Section 2.1(c) hereof.

          "Securities Act." The term "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Series A Preferred Stock." The term "Series A Preferred Stock" shall mean the Company's Series A Convertible Preferred Stock, $.01 par value per share.

          "Series B Preferred Stock." The term "Series B Preferred Stock" shall mean the Company's Series B Convertible Preferred Stock, $.01 par value per share.

          "Short-Form Registration Statement." The term "Short-Form Registration Statement" shall mean a registration statement on Form S-3 or any similar form of registration statement adopted by the Commission from and after the date hereof.

          "Transaction Documents." The term "Transaction Documents" means, collectively, this Agreement and the Purchase Agreement.

     Section 1.2 Additional Definitions.

     In addition to the foregoing, capitalized terms used in this Agreement and not otherwise defined in this Article I shall have the meanings so given to such terms herein.

                                   ARTICLE II
                               REGISTRATION RIGHTS

     Section 2.1 Required Registrations.

          (a) If, at any time after the earlier of six months after the closing of a QIPO or February __, 2002, the Investors propose to dispose of shares of Common Stock with an estimated offering price of at least $10,000,000, then such Investors may request in writing that the Company effect a registration statement, stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares.

          (b) If, at any time at which the Company is eligible to file a registration statement on a Short-Form Registration Statement, holders of Registrable Stock propose to dispose of shares of Registrable Stock with an estimated offering price of at least $3,000,000, then such holders may request in writing that the Company effect such registration on a Short-Form Registration Statement, stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares.

          (c) Upon receipt of the request of the Investors pursuant to Section 2.1(a) or 2.1(b) above (in the case of Section 2.1(a) or Section 2.1(b), hereinafter referred to as the "Initiating Holders"), the Company shall give prompt written notice thereof to all other holders of Registrable Stock. Subject to the provisions of Section 2.2 below, the Company shall use its reasonable best efforts promptly to file with the Commission the applicable registration statement to register under the Securities Act all shares of Registrable Stock specified in the requests of the Initiating Holders and the requests (stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares) of other holders of shares of Registrable Stock (the "Requesting Holders") given within 30 days after receipt of such notice from the Company.

     Section 2.2 Limitations on Required Registration.

          (a) The Company shall not be required to prepare and file more than
(i) two (2) Long-Form Registration Statements and (ii) three (3) Short-Form Registration Statements in any 12-month period, which actually become or are declared effective, at the request of the Initiating Holders pursuant to Section 2.1(a) or (b) hereof.

          (b) (i) Only Common Stock may be included in a registration, and, whenever a registration requested by Initiating Holders of Registrable Stock is for a firm commitment underwritten offering, if the managing underwriter of the offering determines that the number of shares of Common Stock so included which are to be sold by the holders of Registrable Stock should be limited due to market conditions, the holders (including both the Initiating Holders and the Requesting Holders) of Registrable Stock proposing to sell their shares of Registrable Stock in such underwriting and registration shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Stock then held by the Initiating Holders and Requesting Holders; provided, however, that the number of shares of Registrable Stock to be included in such underwriting shall not be reduced unless all other securities are first excluded from the underwriting.

               (ii) If any holder of Registrable Stock disapproves of the terms of the underwriting, such holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Stock so withdrawn shall also be withdrawn from registration; provided, however, that, if by the withdrawal of such Registrable Stock, a greater number of shares of Registrable Stock held by other holders of Registrable Stock may be included in such registration (up to the maximum of any limitation imposed by the managing underwriter), then the Company shall offer to all holders of Registrable Stock who have included Registrable Stock in the registration the right to include additional Registrable Stock in the same proportion used in determining the limitation imposed by the provisions of this
Section 2.2(b).

          (c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders and Requesting Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

          (d) The Company shall not be obligated to effect, or take any action to effect, a registration pursuant to Section 2.1 if the Company shall have previously effected an underwritten registration with respect to Registrable Stock pursuant to Section 2.1 until a period of 180 days shall have elapsed from the effective date of the most recent such previous registration.

          (e) The Company shall not be obligated to effect, or take any action to effect, a registration pursuant to Section 2.1 if, upon receipt of a registration request pursuant to Section 2.1 hereof, the Company is advised in writing (with a copy to each Initiating Holder) by a recognized national independent investment banking firm selected by the Company that, in such firm's opinion, a registration at the time and on the terms requested would adversely affect any public offering of securities of the Company by the Company (other than in connection with benefit and similar plans) (a "Company Offering") with respect to which the Company has commenced preparations for a registration prior to the receipt of a registration request pursuant to Section 2.1 hereof, until the earlier of (i) 90 days after the completion of such Company Offering, (ii) promptly after any abandonment of such Company Offering or (iii) 60 days after the date of receipt of a registration request pursuant to Section 2.1.

          (f) The Company shall not be obligated to effect, or take any action to effect, a registration pursuant to Section 2.1 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

     Section 2.3 Incidental (Piggyback) Registration. If the Company at any time proposes to register any of its securities for sale for its own account or for the account of any other Person (other than a registration relating to (i) the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Stock; or (ii) a registration pursuant to Section 2.1(a) or Section 2.1(b) above), it shall each such time give written notice (the "Company's Notice"), at its expense, to all holders of Registrable Stock of its intention to do so at least 30 days prior to the filing of a registration statement with respect to such registration with the Commission. If any holder of Registrable Stock desires to dispose of all or part of its Registrable Stock, it may request registration thereof in connection with the Company's registration by delivering to the Company, within 30 days after receipt of the Company's Notice, written notice of such request (the "Investors' Notice") stating the number of shares of Registrable Stock to be disposed of and the intended method of disposition of such shares by such holder or holders. The Company shall use its reasonable best efforts to cause all shares of Registrable Stock specified in the Investors' Notice to be registered under the Securities Act so as to permit the sale or other disposition (in accordance with the intended methods thereof as aforesaid) by such holder or holders of the shares so registered, subject, however, to the limitations set forth in Section 2.4 hereof.

     Section 2.4 Limitations on Incidental Registration.

          (a) If the registration of which the Company gives notice pursuant to
Section 2.3 above is for the purpose of permitting a disposition of securities by the Company pursuant to a firm commitment underwritten offering, the notice shall so state, and the Company shall have the right to limit the aggregate size of the offering or the number of shares to be included therein by the Stockholders if requested to do so in good faith by the managing underwriter of the offering and only securities which are to be included in the underwriting may be included in the registration.

          (b) Whenever the number of shares which may be registered pursuant to
Section 2.3 is limited by the provisions of Section 2.4(a) above, the holders of Registrable Stock shall have priority as to sales over the other holders of the Company's securities, and the Company shall cause such other holders to withdraw their shares from such offering to the extent necessary to allow all requesting holders of Registrable Stock to include all of the shares so requested to be included within such registration. Whenever the number of shares which may be registered pursuant to Section 2.3 is still limited by the provisions of Section 2.4(a) above, after the withdrawal of the other holders of the Company's securities, the Company shall have priority as to sales over the holders of Registrable Stock and each holder hereby agrees that it shall withdraw its securities from such registration to the extent necessary to allow the Company to include all the shares which the Company desires to sell for its own account to be included within such registration; provided, however, that in no event shall the Registrable Stock requested to be registered pursuant to this Section
2.4 be reduced to below one-third of the total amount securities included in such registration. The holders of Registrable Stock given rights by Section 2.3 above and participating in an offering pursuant to Section 2.3 shall share pro rata in the available portion of the registration in question, such sharing to be based upon the number of shares of Registrable Stock then held by each of such participating holders, respectively.

          (c) If at any time after giving a Company Notice, and prior to the effective date of the registration statement filed pursuant thereto, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to the holders of Registrable Stock and thereupon the Company shall be relieved of its obligation to register such holders' Registrable Stock in connection with the registration of such securities (but not from its obligation to pay Registration Expenses (as defined below) to the extent incurred in connection therewith as provided herein), without prejudice to the rights, if any, of the holders of Registrable Stock immediately to request that such registration be effected as a required registration under Section 2.1 hereof.

          (d) If the incidental registration relates to a firm commitment underwritten public offering, the Company shall so advise the holders of Registrable Stock in the Company Notice. In such case, the Company shall have the right to select the underwriters for the underwriting, and the right of any holder of Registrable Stock to participate in such registration shall be conditioned upon such holder's participation in such underwriting in accordance with the terms and conditions thereof. All holders of Registrable Stock proposing to distribute their Registrable Stock through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

     Section 2.5 Designation of Underwriter. In the case of any registration initiated by the Initiating Holders pursuant to the provisions of Section 2.1 hereof which is proposed to be effected pursuant to a firm commitment underwriting and, subject to the approval of the Company, which approval shall not be unreasonably withheld, the Initiating Holders shall have the right to designate the managing underwriter, and all holders of Registrable Stock participating in the registration shall sell their shares only pursuant to such underwriting.

     Section 2.6 Registration Procedures.

          (a) If and when the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of shares of Registrable Stock, the Company shall:

               (i) prepare and file with the Commission a registration statement (the form and substance of which shall be subject to the approval of the holders of a majority of the Registrable Stock to be included in such registration) with respect to such shares and use its reasonable best efforts to cause such registration statement to become and remain effective for a period described in
Section 2.13 hereof;

               (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all shares covered by such registration statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the holder or holders of Registrable Stock who have requested that any of their shares be sold or otherwise disposed of in connection with the registration (collectively, the "Prospective Sellers");

               (iii) furnish to each Prospective Seller such number of copies of each prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents as the Prospective Seller may reasonably request in order to facilitate the public sale or other disposition of the shares owned by it;

               (iv) use its reasonable best efforts to register or qualify the shares covered by such registration statement under such other securities or blue sky or other applicable laws of such jurisdictions as each Prospective Seller shall reasonably request to enable such seller to consummate the public sale or other disposition of the shares owned by such seller, provided that the Company shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

               (v) upon written request, furnish to each Prospective Seller a signed counterpart, addressed to the Prospective Sellers and their underwriters, if any, of: (A) an opinion of counsel for the Company, dated the effective date of the registration statement; and (B) a "comfort" letter signed by the independent public accountants of the Company who have certified the Company's financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letter) with respect to the events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in the opinions of issuers' counsel and in accountants' letters delivered to the underwriters in connection with underwritten public offerings of securities;

               (vi) cause all such Registrable Stock to be listed on each securities exchange or other securities trading market on which similar securities issued by the Company are then listed;

               (vii) provide a transfer agent and registrar for all such Registrable Stock not later than the effective date of such registration statement;

               (viii) enter into such customary agreements (including an underwriting agreement) and take all such other customary actions as the holders of a majority of the Registrable Stock being sold reasonably request in order to expedite or facilitate the disposition of such Registrable Stock; and

               (ix) make available for inspection by any Prospective Seller, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all reasonable financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the preparation of such registration statement.

          (b) Each Prospective Seller of Registrable Stock shall furnish to the Company such information as the Company may reasonably require from the Prospective Seller for inclusion in the registration statement (and the prospectus included therein).

          (c) The Prospective Sellers shall not (until further notice) effect sales of the shares covered by the registration statement after receipt of facsimile or other written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus.

     Section 2.7 Registration Expenses.

     The Company shall pay all registration expenses relating to the Registration Statements under Sections 2.1(a), 2.1(b) and 2.3 including all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and the fees and expenses of one (1) counsel for the holders of Registrable Stock selected by a majority of the holders of Registrable Stock, state Blue Sky fees and expenses, the expense of any special audits incident to or required by any such registration, and reasonable expenses relating to all marketing and promotional efforts requested by the managing underwriter, but shall exclude Selling Expenses. As used herein, the term "Selling Expenses" shall mean, collectively, underwriting discounts, selling commissions, brokerage fees, and the fees and expenses of counsel for each holder of Registrable Stock (other than the counsel selected to represent all holders of Registrable Stock).

     Section 2.8 Indemnification.

          (a) In the event of any registration of any of its securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Prospective Seller, each underwriter (as defined in the Securities Act) and each controlling person of any Prospective Seller or underwriter, if any (within the meaning of the Securities Act), against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which such Prospective Seller, underwriter or controlling person may be subject under the Securities Act, under any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any summary prospectus issued in connection with any securities being registered, or any amendment or supplement thereto, or any other document, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act or any blue sky law, or any rule or regulation promulgated under the Securities Act or any blue sky law, or any other law, applicable to the Company in connection with any such registration, qualification or compliance of any shares of Registrable Stock, and shall reimburse each such Prospective Seller, underwriter or controlling person for any legal or other expenses reasonably incurred by such Prospective Seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any Prospective Seller, underwriter or controlling person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made in such registration statement, preliminary prospectus, summary prospectus, final prospectus, or amendment or supplement thereto, or any other document, in reliance upon and in conformity with written information furnished to the Company by such Prospective Seller, underwriter or controlling person, respectively, specifically for use therein. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Prospective Seller, underwriter or controlling person, and shall survive the transfer of such securities by such Prospective Seller.

          (b) The Company may require, as a condition to including any Registrable Stock of a Prospective Seller in any registration statement filed pursuant to Section 2.1 or Section 2.3, that the Company shall have received an undertaking satisfactory to it from such Prospective Seller, severally and not jointly, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.8(a)) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other person, if any, who controls the Company within the meaning of the Securities Act (except the indemnifying Prospective Seller, if such indemnifying Prospective Seller so controls the Company), with respect to (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any summary prospectus issued in connection with any securities being registered, or any amendment or supplement thereto, or any other document, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Prospective Seller of the Securities Act or any blue sky law, or any rule or regulation promulgated under the Securities Act or any blue sky law, or any other law, applicable to the Company in connection with any such registration, qualification or compliance of any shares of Registrable Stock, in each case if such statement or omission was made in reliance on and in conformity with written information furnished to the Company by such Prospective Seller specifically for use in preparing any such registration statement, preliminary prospectus, final prospectus, summary prospectus or amendment or supplement thereto, or in making any such filing or representation. Each Prospective Seller hereunder shall promptly provide such indemnification upon request. In no event shall a Prospective Seller's obligation to indemnify any Person hereunder exceed the net proceeds from the sale of the Prospective Seller's Registrable Stock in the offering. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive any transfer of the Registrable Stock held by the indemnifying party.

          (c) If the indemnification provided for in Section 2.8(a) or Section 2.8(b) above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified parties on the other in connection with the statements or omissions or violations which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.8(c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.8(c), no Prospective Seller shall be required to contribute any amount in excess of the net proceeds from the sale of the Prospective Seller's Registrable Stock in the Offering. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company may require, as a condition to including any Registrable Stock of a Prospective Seller in any registration statement filed pursuant to Section 2.1 or Section 2.3, that the Company shall have received an undertaking satisfactory to it from such Prospective Seller of such Registrable Stock, severally and not jointly, to contribute to the amount paid or payable by an indemnified party hereunder as and to the extent set forth in this Section 2.8(c), and each Prospective Seller hereunder shall promptly provide such undertaking upon request.

          (d) Promptly after receipt by an indemnified party under Section 2.8(a) or Section 2.8(b) above of written notice of the commencement of any action, such indemnified party promptly shall, if a claim in respect thereof is to be made under such Section, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall relieve it from any liability which it may have had to any indemnified party hereunder only to the extent that it has been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify promptly the indemnifying party of the commencement thereof, the indemnifying party shall assume the defense thereof, with counsel satisfactory to such indemnified party (such approval not to be unreasonably withheld or delayed); provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (ii) the indemnified party and its counsel do not actively and vigorously pursue the defense of such action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

     Section 2.9 Rights Which May Be Granted to Other Persons.

     The Company shall not grant any Person registration rights which shall in any way whatsoever impair the priority of the registration rights granted to the Investors in this Agreement.

     Section 2.10 Rule 144 Requirements.

     Immediately after the date on which a registration statement filed by the Company under the Securities Act becomes effective, the Company shall undertake to make publicly available, and available to the holders of Registrable Stock, such information as is necessary to enable the holders of Registrable Stock to make sales of Registrable Stock pursuant to Rule 144 of the Securities Act. The Company shall furnish to any holder of Registrable Stock, upon request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirements of Rule 144.

     Section 2.11 Sale of Preferred Stock to Underwriter.

     Notwithstanding any provision of this Agreement to the contrary, in lieu of converting any shares of Preferred Stock prior to the filing of any registration statement filed pursuant to this Agreement, the holder of such shares may sell such shares of Preferred Stock to the underwriters of the offering being registered upon the undertaking of such underwriters to convert the Preferred Stock at the closing of the offering. The Company agrees to cause the Common Stock issuable on the conversion of the Preferred Stock to be issued within such time period as will permit the underwriters to make and complete the distribution contemplated by the underwriting.

     Section 2.12 Transfer of Registration Rights.

     The registration rights of any Investor under this Agreement may be transferred only to any transferee who acquires at least twenty percent (20%) of such Investor's Registrable Stock (held as of the date of the initial issuance of the Series C Preferred).

     Section 2.13 Effective Period of Registration.

     Once any registration effected by the Company pursuant to this Article II becomes effective, the Company shall file all reports, financial statements and other documents necessary to keep such registration statement current and the registration in effect until the earlier of (i) the sale of all securities offered for sale pursuant to the registration statement, or (ii) three months from the effective date of the registration statement.

     Section 2.14 Changes in Preferred Stock or Common Stock.

     If, and as often as, there is any change in the Preferred Stock or Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Preferred Stock or Common Stock as so changed.


                                   ARTICLE III
                                  MISCELLANEOUS

     Section 3.1 Specific Performance.

     Inasmuch as the shares of the Company's Capital Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event that the provisions of this Agreement are not specifically enforced. Therefore, the rights to, or obligations of, the parties hereto shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     Section 3.2 Endorsement of Certificate.

     Upon the execution of this Agreement, each certificate for shares of Capital Stock now registered or to be issued in the name of the Stockholders shall be endorsed by the Secretary of the Company as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW, (II) A "NO ACTION" LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER, OR (III) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER."

     All certificates for any shares of Capital Stock hereinafter issued to the Stockholders shall bear the same endorsement, and this Agreement shall cover all such shares of Capital Stock.

     Section 3.3 Term.

     Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, upon the earlier to occur of the termination of this Agreement as provided by applicable Maryland law or the occurrence of any of the following events:

          (a)  The written agreement of each of the then parties hereto;

          (b)  The cessation of the Company's business; or

          (c)  The third anniversary of the Company's QIPO.

     Section 3.4 Notices.

     All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Stockholders at their addresses on the Company records, and to the Company at the Company's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

     Section 3.5 Parties in Interest.

     All covenants and agreements contained in this Agreement, by or on behalf of any of the parties executing this Agreement shall bind such parties, and shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not; provided, however, that the foregoing shall not in and of itself permit the assignment of the rights and obligations hereunder or thereunder.

     Section 3.6 Governing Law.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

     Section 3.7 Entire Agreement.

     This Agreement and the other Transaction Documents, including all related schedules and exhibits, constitute the entire understanding and agreement of the parties hereto, and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

     Section 3.8 Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 3.9 Amendments.

     This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and each of the Investors.

     Section 3.10 Severability.

     Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

     Section 3.11 Titles and Subtitles.

     The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

     Section 3.12 Pronouns.

     All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.








                    [Signatures Appear On The Following Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

WITNESS/ATTEST:                          e-centives, Inc.


                                         /s/ KAMRAN AMJADI
                                         ---------------------------------------



/s/ MEHRDAD AKHAVAN                      By: /s/ KAMRAN AMJADI            (SEAL)
--------------------------------             -----------------------------
Name: Mehrdad Akhavan                         Name: Kamran Amjadi
     ---------------------------                  ------------------------
Title: President & COO                       Title: CEO
      --------------------------                   -----------------------

                                        PURCHASERS:


                                        VENTURETEC, INC.

                                        By: /s/ PETER FRIEDLI
                                           -------------------------------------
                                        Title: President
                                              ----------------------------------

                                        PETER FRIEDLI

                                        /s/ PETER FRIEDLI
                                        ----------------------------------------

                                        SPRING TECHNOLOGY CORP.

                                        By: [Illegible]
                                           -------------------------------------
                                        Title: INVESTMENT MANAGER
                                              ----------------------------------





                                         (continued on next page)




                                        [Registration Rights Agreement]

                                      SWISSFIRST BANK AG

                                      By: /s/ THOMAS MATTER/ /s/ WERNER ERISMANN
                                         ---------------------------------------
                                      Title: Chief Executive Officer/ Chief Risk
                                             Officer
                                            ------------------------------------


                                      POWER EQUITY AG

                                      By: H. GLAUS
                                         ---------------------------------------
                                      Title: Vice Chairman
                                            ------------------------------------


                                      WORLD COMMUNICATIONS AG

                                      By: /s/ DR. KURTALIG /s/ RENE WILLI
                                         ---------------------------------------
                                      Title: Director           Director
                                            ------------------------------------


                                      BG INVESTMENTS LTD.

                                      By:  [Illegible]
                                         ---------------------------------------
                                      Title: Director/Member of the Board
                                            ------------------------------------





                                       (continued on next page)



                                      [Registration Rights Agreement]

                                        THIRY-FIVE EAST PARTNERS (ONE) LLC

                                        By: /s/ TODD J. SLOKIN
                                           -------------------------------------
                                        Title: Executive Vice President
                                              ----------------------------------




                                         (continued on next page)



                                        [Registration Rights Agreement]

                                        EXCITE, INC.

                                        By: /s/ Mark Stevens
                                           -------------------------------------
                                        Title: Executive Vice President
                                              ----------------------------------


                                        SELIGMAN COMMUNICATIONS AND
                                        INFORMATION FUND, INC.

                                        By: J&W Seligman & Co.
                                            Incorporated, its investment advisor

                                        By: [Illegible]
                                           -------------------------------------
                                        Title: Managing Director
                                              ----------------------------------


                                        SELIGMAN NEW TECHNOLOGIES FUND, INC.

                                        By: J&W Seligman & Co.
                                            Incorporated, its investment advisor

                                        By:  [Illegible]
                                           -------------------------------------
                                        Title: Managing Director
                                              ----------------------------------


                                        SELIGMAN INVESTMENT OPPORTUNITIES
                                        (MASTER) FUND - NTV PORTFOLIO

                                        By: J&W Seligman & Co.
                                            Incorporated, its investment advisor

                                        By: [Illegible]
                                           -------------------------------------
                                        Title: Managing Director
                                              ----------------------------------


                                        MOORE GLOBAL INVESTMENTS, LTD.

                                        By: Moore Capital Management, Inc.
                                            Trading Manager

                                        By: /s/ Savvas Savvinidis
                                           -------------------------------------
                                                Savvas Savvinidis

                                        Title: Director of Operations
                                              ----------------------------------


                                        REMINGTON INVESTMENT STRATEGIES LP

                                        By: [Illegible]
                                           -------------------------------------
                                        Title:
                                              ----------------------------------


                                        MOORE TECHNOLOGY VENTURE FUND, LP II

                                        By: Moore Capital Management, Inc.
                                            Trading Manager

                                        By: /s/ Savvas Savvinidis
                                           -------------------------------------
                                                Savvas Savvinidis

                                        Title: Director of Operations
                                              ----------------------------------

                                        [Registration Rights Agreement]

                                   SCHEDULE 1

                                                                  NUMBER         PURCHASE
NAME                                                            OF SHARES         PRICE
----                                                            ---------     --------------
Venturetec, Inc.                                                  196,080     $    2,000,016

Peter Friedli                                                      49,608     $   506,001.60

Spring Technology, Inc.                                            49,020     $      500,004

Swissfirst Bank AG                                                 24,509     $   249,991.80

Power Equity Group AG                                              24,705     $      251,991

World Communications Development AG                                48,235     $      491,997

BG Investments Ltd.                                                98,039     $   999,997.80

Seligman Communications & Information Fund, Inc.                   98,039     $   999,997.80

Seligman New Technologies Fund, Inc.                              542,157     $ 5,530,001.40

Seligman Investment Opportunities Fund - NTV Portfolio            144,118     $ 1,470,003.60

Excite, Inc.                                                      367,648     $ 3,750,009.60

Moore Global Investments, Ltd.                                    196,079     $ 2,000,005.80

Remington Investment Strategies, LP                                49,019     $   499,993.80

Moore Technology Venture Fund, LP II                              245,099     $ 2,500,009.80

Thirty-Five East Partners (One) LLC                               196,079     $ 2,000,005.80
                                                                ---------     --------------
         Totals                                                 2,328,434     $23,750,026.80